Exhibit 99.1

FOR IMMEDIATE RELEASE

November 30, 2020.	NYSE American – REI

RING ENERGY ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Midland, TX. November 30, 2020 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) announced today executive management changes effective November 30, 2020.

Ring Energy, Inc. has announced the promotion of Mr. Stephen D. Brooks to Executive Vice President of Land, Legal, Human Resources and Marketing. He will report directly to Paul D. McKinney, Chief Executive Officer and Chairman of the Board. In this new position, Mr. Brooks will be assuming roles previously held by Mr. Matt Garner who joined Ring Energy, Inc. in 2016 and has served as General Counsel and Vice President of Land for the company. Following the conclusion of a transition period, Mr. Garner will remain in Austin, Texas where he intends to explore new professional opportunities.

Paul D. McKinney, Chief Executive Officer and Chairman of the Board, commented, “I would like to thank Matt Garner for his commitment and contribution to the Ring Energy Team since joining in 2016. During this time, Matt oversaw the land and legal issues of several strategic acquisitions that were instrumental to the Company’s growth and profitability. We wish him all the best in his future pursuits.” Additionally, Mr. McKinney said, “I would like to thank Steve Brooks for accepting this newly created and expansive role and I look forward to his leadership helping me integrate and focus all disciplines of the Company on managing costs and improving profitability.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico. www.ringenergy.com

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended September 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

David Fowler, President

Ring Energy, Inc.

(432) 682-7464

Bill Parsons

K M Financial, Inc.

(702) 489-4447